                             EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is entered into on _____________, 1996, by and between Ted Anderson, an individual residing in the Province of Ontario, Canada ("Executive"), and Ref Retail Systems Corporation, a corporation incorporated pursuant to the laws of the Province of Ontario, Canada (the "Company") and Premis Corporation, a Minnesota Corporation ("Premis").

                                   RECITALS

     WHEREAS, the Company desires to employ the Executive in the capacity of President and Chief Executive Officer of the Company on the terms and conditions set forth herein;

     AND WHEREAS, the Executive desires to serve in such capacity on behalf of the Company and to provide to the Company the services described herein on the terms and conditions set forth herein;

     AND WHEREAS, the Company is owned by Premis and therefore Premis shall benefit from the employment of the Executive with the Company;

     AND WHEREAS, Premis has requested as a condition of the purchase and sale of the shares of the Company that the Executive continue as the President and Chief Executive Officer of the Company on the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.   EMPLOYMENT BY THE COMPANY AND TERM.

     a) FULL TIME AND BEST EFFORTS. Subject to the terms set forth herein, the Company agrees to employ the Executive as President and Chief Executive Officer and the Executive hereby accepts such employment. The Executive shall report directly to the Chief Executive Officer of Premis and all other employees of the Company shall report through the President and Chief Executive Officer of the Company. During the term of his employment with the Company, the Executive will devote his full time, attention and ability to the business of the Company. The Executive shall use his best efforts in the performance of his duties hereunder and in the promotion of the business and affairs of the Company. The Executive shall have full authority to operate the Company subject only to approval by the Chief Executive Officer of Premis. The Executive shall be entitled to sit as a member of the board of directors of other companies with the prior approval of the Chief Executive Officer of Premis, provided that any such position does not interfere or conflict with the Executive's position as a director and employee of the Company.

     b) DUTIES. The Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of President and Chief Executive Officer. Such duties shall include, without limitation, participating as a member of the Company's management team in developing and implementing strategic, marketing, distribution and operating plans, executing day-to-day general management of the Company, developing relationships with new customers, maintaining and solidifying relationships with the Company's existing customers and promoting growth and efficiency at the Company and existing and future entities affiliated with the Company. The primary business focus of the Company shall be the development of retail automation products for sale by the Company into the Canadian market and for sale by Premis into other markets. To a reasonable extent the Executive shall assist Premis with product sales into other markets.


     c) COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company applicable to all employees of the Company as they may exist from time to time, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall govern.

     d) TERM. The initial term of employment of the Executive under this Agreement shall begin as of the date hereof and end on the sixtieth
          (60th) month following the date hereof (such sixty (60) month period, the "Initial Term"), subject to the provisions for termination set forth in Section 5 below and renewal as provided in
          Section 1 (f) below.

     e) LOCATION. The Executive shall be required to attend to the business of the Company at the Company's head office in Markham, Ontario.
          The parties agree that under no circumstances shall the Executive be requested to relocate the head office of the Company beyond ten
          (10) miles from downtown Markham, Ontario, but in no event further south than Steeles Avenue. Any forced relocation without the express written consent of the Executive shall be deemed to be a termination of the Executive's employment with the Company on a without cause basis and the provisions of paragraph 5(d) shall apply with respect to compensation to be paid to the Executive.

     f) RENEWAL. The Executive shall notify the Company, in writing at least one hundred twenty (120) days prior to the end of the Initial Term, as to whether or not the Executive wishes to extend the term of this Agreement or negotiate terms of a new agreement. The Company at least ninety (90) days prior to the end of the Initial Term shall notify the Executive in writing as to whether or not the Company wishes to extend the term of this Agreement or negotiate terms of a new agreement. If the Executive has not notified the Company as set out above this

          Agreement shall automatically be terminated at the end of the Initial Term. If the Company, after receiving notification from the Executive has not notified as to whether or not it intends to extend this Agreement the Executive then this Agreement shall be automatically extended for a period of one year, such procedure to be followed in each such successive period. Each extended term shall continue to be subject to the provisions for termination set forth herein.

     g) DIRECTORSHIP. During the term of this Agreement and any extensions or renewals, the Executive shall be elected as a director of the Company and Premis. The Company and Premis shall take all actions necessary and exert their influence and voting rights, so that the election of the Executive as a director of the Company and Premis continues during the course of this Agreement and any renewals or extensions. The non-election of the Executive at any time as a director of Premis or the Company, or the removal of the Executive as a director of Premis or the Company shall constitute a dismissal without cause and the provisions of paragraph 5(d) shall apply.

     h) OBLIGATIONS AFTER CLOSING. As long as the Executive owns beneficially any shares of Premis and/or the Company and is an employee of Premis and/or the Company, F.T. Biermeier, the principal shareholder of Premis, shall vote his shares of Premis for the continued election of the Executive as a director of Premis and Premis shall use its best efforts to maintain the Executive as a director of Premis and/or the Company. F. T. Biermeier shall cause any member of his immediate family or any firm or corporation under his control to whom F. T. Biermeier may transfer such capital stock to join in the covenant in this Paragraph 1(h).

2.   COMPENSATION AND BENEFITS.

     a) SALARY. The Executive shall receive for services to be rendered hereunder an annual base salary of One Hundred and Fifty Thousand Canadian Dollars (Cdn $150,000) (the "Base Salary") payable on a monthly basis in twelve (12) equal monthly installments. The Board of Directors and the Chief Executive Officer of Premis shall review the Executive's salary on an annual basis, effective April 1, 1997 and April 1 of each succeeding year, and in good faith, determine whether to increase the Executive's salary based on the performance of the Executive and the Company. Effective April 1, 1997 the Executive's annual Base Salary will, in any event, be increased by a percentage which is at least the average of the percentage salary increases of the Chief Executive Officer of Premis and the next most highly paid senior executive of Premis since the effective date of this Agreement. Commencing April 1, 1998 and on each April 1 thereafter during the term of this Agreement, the Executive's annual Base Salary shall be increased by a percentage which is at least the average of the percentage salary increases granted to the Chief Executive Officer of Premis and the next most highly paid senior executive of Premis, since the preceding April 1. In no event, however, shall the Executive's Base Salary be reduced for any reason.

     b) PARTICIPATION IN BENEFIT PLAN. During the term hereof, the Company shall continue to provide the Executive with coverage under the Company's health and insurance plans as in effect on the date hereof, including the Executive's enrollment in the London Life "cost plus" benefit plan and all related enhancements over the company's standard benefit plan. If any improvements to such plans are made after the date hereof and such improvements are made generally available to executives and/or employees of the Company, such improvements shall be made available to the Executive on the same basis as made to the Company's employees generally. Where any such plan is modified in a manner that is disadvantageous to the Executive in any material respect, the Company shall provide the Executive at the time such plan is so modified with benefits substantially identical to the benefits the Executive was entitled to receive prior to such modification or, at the Company's election, shall reimburse the Executive for the costs, including any tax costs, of the Executive incurred by the Executive to obtain benefits that are substantially identical to the benefits the Executive was entitled to receive prior to such modification. In addition, the Company shall pay for the cost of all premiums for the Executive's long term disability insurance policy, providing a benefit of two-thirds of the Executive's monthly salary to a maximum of $10,000 per month. Within 90 days after execution of this Agreement, Premis and the Executive shall undertake a review and comparison of executive benefit plans, provided to similar Canadian executives in companies comparable in size and revenues in the Company's Industry and, subject to the approval of the board of directors of the Company, acting reasonably in the circumstances, the Company and/or Premis shall make improvements to the benefits provided to the Executive so that the Executive's benefit plan is at least equivalent to the mean of those provided by similar companies to their executives in Canada.

     c) VACATION. The Executive shall be entitled to a period of annual vacation time equal to six weeks per year. The Executive agrees that prior to taking any such vacation he will provide reasonable notice to the Company and the Chief Executive Officer of Premis and cooperate with the Company and the Chief Executive Officer of Premis in scheduling such vacation during periods of time that the Company has not reasonably requested that the Executive make his services available to the Company.

     d) AUTOMOBILE. The Company shall lease for the benefit of the Executive, or shall pay on the Executive's behalf any lease payment with respect to, an automobile of a general class and type such that annual lease payments for such automobile do not exceed Ten
          Thousand Dollars ($10,000.00). The Executive shall not terminate such lease prior to its stated expiration without the approval of the Chief Executive Officer of Premis, and shall arrange for all normal and customary maintenance and repairs to such automobile. On April 1 of each calendar year during the term hereof, commencing on April 1, 1997, such automobile allowance shall be increased (but in no event decreased) in an amount equal to the percentage increase from the preceding April 1 in the Canadian Consumer Price Index, as reported by Statistics Canada (Industry, Science and Technology) (or any successor to such index). On termination of the Executive's employment hereunder the Executive may, at his sole option, by notice in writing to the Company within 10 days of the Termination Date, (i) purchase such automobile for the buyout price as determined by the company holding the lease on such automobile or
          (ii) assume the obligations of the Company pursuant to the lease (without any further compensation to the Company), provided the Executive secures from the leasing company a release of the Company from its obligations under the lease.

     e) PENSION PLAN. During the term of this Agreement, the Company shall continue to provide the Executive with the pension plan administered by London Life. Within 90 days after execution of this Agreement, Premis and the Executive shall undertake a review of the Executive's pension plan and, subject to the approval of the board of directors of the Company, acting reasonably in the circumstances, the Company and/or Premis shall make improvements so that the Executive's pension plan is at least equivalent to the mean of comparable pension plans provided to Canadian executives in companies in the Company's industry which are comparable in size and revenues to the Company.

     f) MEMBERSHIPS AND EXPENSE ALLOWANCE. The Company shall provide the Executive with a discretionary expense allowance in an amount equivalent to ten (10) percent of the Executive's Base Salary, calculated pursuant to paragraph 2(a) above, per year, to be spent as the Executive sees fit in his sole and arbitrary discretion.

3.   BONUS PLAN AND STOCK OPTIONS.

     a) BONUS PLAN. The Executive shall be paid a bonus, or an additional bonus, upon execution of this Agreement to bring the Executive's bonus for the Company's fiscal year ending July 31, 1996 up to at least a minimum of 30% of the Executive's Base Salary. For the Premis 1996 - 1997 fiscal year the Executive shall participate for the period from the effective date of this Agreement to March 31, 1997 in the Premis Executive Bonus Plan as described in Schedule A attached hereto. For subsequent years during the Initial Term of this Agreement or any renewals thereof, the Executive shall participate in the Premis Executive Bonus Plan as described in Schedule A attached hereto or pursuant to the then existing Premis Executive Bonus Plan, provided that such plan is applicable to all executives of Premis, in substitution of the plan attached hereto as Schedule A. Upon execution of the this Agreement the Executive shall be granted options to purchase 600,000 shares of Premis common stock on the terms and conditions of the Stock Option Agreement attached hereto as Schedule B.

     b) PREMIS SHARES. The authorized capital stock of Premis at December 31, 1995 is as set forth in Schedule "C" attached hereto. Premis may take action to increase its authorized capital stock prior to the Closing.

     c) OPTION AGREEMENT. Premis represents and warrants that it has all requisite power and authority to issue and deliver the Stock Option Agreement in accordance with and upon the terms and conditions set forth in this Agreement and in Schedule "B". All corporate action required to be taken by Premis for the due and proper authorization, issuance and delivery of the Stock Option Agreement has been validly and sufficiently taken. The shares of Premis issuable upon exercise of the Stock Option Agreement will be duly authorized, validly issued, fully paid, and nonassessable.

     d) DILUTION. Without the consent of the Executive, Premis shall take no action to increase its authorized capital stock for a period of six (6) months from the Closing Date. Subsequent to the six month period if, during the Initial Term of this Agreement or any renewals thereof, any anti-dilution protection is afforded to F.T. Biermeier in connection with his ownership of capital stock of Premis, or to any member of his immediate family or any firm or corporation under his control to whom F. T. Biermeier may transfer such capital stock, Premis shall offer equivalent anti-dilution protection to the Executive.

4.   REASONABLE BUSINESS EXPENSES AND SUPPORT.

          The Executive shall be reimbursed for all documented and reasonable business expenses in connection with the performance of his duties hereunder and in accordance with the Company's general policies relating thereto. Without limiting the generality of the foregoing, authorized expenses shall include all automobile expenses (including fuel, maintenance, license and insurance costs), travel expenses, all cellular telephone lease costs (including all air time) and all costs for the provision of a current "state of the art" personal computer system at the Executive's home including all necessary upgrades to maintain the computer system to their current operating levels, including all communications charges such as Internet access, long distance charges etc. The Executive shall be furnished reasonable office space, assistance and facilities.
     For so long as the Company shall provide any Company credit cards to executives and/or employees of the Company, the Executive shall be provided with such a credit card. The Company shall pay for all costs and expenses with respect to the Executive's enrollment in and maintenance in good standing of membership in professional organizations such as IEEE and APEO and any other similar memberships or organizations.

5.   TERMINATION OF EMPLOYMENT.

          The date on which the Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

     A)   TERMINATION FOR CAUSE.

          i) TERMINATION; PAYMENT OF ACCRUED SALARY AND VACATION. The Board of Directors of the Company, provided approval of the Board of Directors of Premis has been obtained, may terminate the Executive's employment with the Company at any time for cause, immediately upon notice to the Executive of the circumstances leading to such termination for cause. In the event that the Executive's employment is terminated for cause, the Executive shall receive payment for all salary and benefits under benefit plans of the Company owing as of, all vacation pay accrued to, and all other amounts owing under Section 4 hereof as of, the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall also pay to the Executive a prorated bonus based upon the then applicable bonus plan in an amount equal to the bonus that would otherwise be paid for the calendar year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during such year, and the denominator of which is 365, it being understood that such prorated bonus will be payable no later than April 30 of the year following the calendar year in which the Executive's employment is terminated; provided however, that no bonus shall be paid to the Executive where the Executive's employment with the Company is terminated pursuant to clauses 5(a)(ii)(c), 5(a)(ii)(d) or 5(a)(ii)(f). Except as otherwise required by law, including without limitation the EMPLOYMENT STANDARDS ACT (Ontario), the Company shall have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion thereof (other than any bonus or portion thereof specifically provided for in this paragraph 5(a)(i)) that otherwise may have become due and payable to the Executive with respect to the year in which such Termination Date occurs; provided, however, that in the event of the termination of this Agreement pursuant to this clause 5(a)(i), if not paid prior to such termination, the Executive shall receive payment under Section 3 of the bonus relating to the calendar year immediately preceding the calendar year in which such termination occurred, such bonus to be paid at such time and in such amount as is contemplated by Section 3. All benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Termination Date.

          ii) DEFINITION OF CAUSE. "cause" means the occurrence or existence of any of the following with respect to the Executive, as determined by the board of directors of Premis, acting reasonably in the exercise of their business judgment: (a) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (an "Affiliate") which has not been approved by the Chief Executive Officer of Premis, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof; (b) the repeated material breach by the Executive of any duty referred to in clause (a) above as to which at least one written notice has been given pursuant to such clause (a); (c) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (d) any intentional damage of a material nature to any property of the Company or any of its Affiliates; (e) the continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board of Directors of Premis, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; (f) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (g) the disregard by Executive of the reasonable and lawful rules, regulations and instructions of the Company applicable to all employees of the Company now in force or which may be adopted by the Company in the future with reasonable notice to Executive; provided however that any termination of the Executive's employment pursuant to clause 5(a)(ii)(e) shall, while constituting grounds for dismissal, be deemed for the purposes of compensation payable to the Executive to be a termination without cause pursuant to clause 5(d)(i) below.

     b) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment with the Company at any time upon ninety (90) days prior written notice to the Company. In the event that the Executive's employment is terminated pursuant to this Section 5(b), the Executive shall receive payment for all salary and benefits under benefit plans of the Company owing as of, all vacation pay accrued to, and all other amounts owing under Section 4 hereof as of, the Termination Date, which for purposes hereof shall be the ninetieth
          (90th) day after such notice has been received by the Company. The Company shall also pay to the Executive a prorated bonus based upon the then applicable bonus plan in an amount equal to the bonus that would otherwise be paid for the calendar year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during such year, and the denominator of which is 365, it being understood that such prorated bonus will be payable no later than April 30 of the year following the calendar year in which the Executive's employment is terminated. After the Termination Date, no other compensation of any kind or severance or other payment of any kind will be payable under this Agreement.

     c)   TERMINATION UPON DISABILITY.   The Board of Directors of the Company,
          provided approval of the Board of Directors of Premis has been obtained, may terminate the Executive's employment in the event the Executive suffers a disability that renders the Executive unable, as determined by a suitably qualified medical doctor to perform the essential functions of his position, even with reasonable accommodation, for six (6) months within any twelve (12) month period. In the event that the Executive's employment is terminated pursuant to this Section 5(c), the Executive shall receive payment for all salary and benefits under benefit plans of the Company owing as of, all vacation pay accrued to, and all other amounts owing under Section 4 hereof as of, the Termination Date. The Company shall also pay to the Executive a prorated bonus based upon the then applicable bonus plan in an amount equal to the bonus that would otherwise be paid for the calendar year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during such year, and the denominator of which is 365, it being understood that such prorated bonus will be payable no later than April 30 of the year following the calendar year in which the Executive's employment is terminated. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation of any kind or severance or other payment of any kind will be payable under this Agreement. All benefits provided under Section 2(b) hereof shall be extended, at the Executive's election and cost, to the extent permitted by the Company's insurance policies and benefit plans, for one year after the Executive's Termination Date, except as required by law. All other benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Termination Date.

     d)   TERMINATION WITHOUT CAUSE.

          i) TERMINATION PAYMENT. The Board of Directors of the Company, provided the approval of the Board of Directors of Premis has been obtained, may at any time terminate the Executive's employment without "cause", as defined above, upon delivery of written notice from the Company to the Executive of such election by the Company. The Termination Date for purposes hereof shall be the date such written notice is so delivered by the Company to the Executive. In the event of such termination, the Company shall pay the Executive as severance an amount equal to the greater of: (A) one hundred percent of the base salary that would have been payable to the Executive for the balance of the Initial Term (or the extended term, if this Agreement has been renewed pursuant to Section 1(e) hereof) had the Agreement not been so terminated by the Company or (B) two years of the Executive's then current Base Salary, payable in a lump sum thirty (30) days after the Termination Date. In the event that the Executive's employment is terminated pursuant to this clause (d)(1), the Executive shall receive payment for all accrued salary and benefits under benefit plans of the Company owing as of, all vacation pay accrued to, and all other amounts owing under Section 4 hereof as of, the Termination Date. The Company shall also pay to the Executive a prorated bonus based upon the then applicable bonus plan in an amount equal to the bonus that would otherwise be paid for the calendar year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that the Executive was employed during such year and the denominator of which is 365, it being understood that such prorated bonus will be payable no later than April 30 of the year following the calendar year in which the Executive's employment is terminated. No other compensation of any kind or severance or other payment of any kind shall be payable by the Company after such Termination Date. All benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Termination Date.

          ii) OTHER CIRCUMSTANCES. In the event of a substantial diminution in the Executive's duties, authority or responsibility, he may terminate his employment; provided, however, that the Executive shall provide the Company thirty (30) days' notice prior to any such termination and the Company shall have a reasonable period of time to cure, which shall not exceed thirty (30) days. A termination in such circumstances shall be treated as a Company termination without cause and the Executive shall be entitled to the same severance payments and benefits provided in paragraph 5(d)(i).

     e) TERMINATION UPON DEATH. If the Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of the Executive's dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) hereof, if permitted to do so under such plans or programs, for a period of six (6) months, and (ii) pay to the Executive's estate the Executive's salary and benefits under benefit plans of the Company owing as of, all vacation pay accrued to, and all other amounts owing under Section 4 hereof, through the Termination Date. The Company shall have no obligation to make any other payment, including severance or other compensation, of any kind (including, without limitation, any bonus or portion thereof that otherwise may have become due and payable to the Executive with respect to the year in which such Termination Date occurs; provided, however, that in the event the

          Executive's employment terminates pursuant to this clause (e), if not paid prior-to such termination, the Executive's estate shall receive payment under Section 3 of the bonus relating to the calendar year immediately preceding the calendar year in which such termination occurred, such bonus to be paid at such time and in such amount as is contemplated by Section 3. All other benefits provided by the Company to the Executive under this Agreement or otherwise shall cease as of the Termination Date.

     f) TAX EFFECTIVE TREATMENT. The Company agrees and covenants that it shall take all steps necessary, when requested by the Executive, and shall make payments, pursuant to this Section 5, to the Executive or as the Executive may direct, in any manner requested by the Executive, in order that the Executive may achieve tax efficiencies or for the Executive's family and estate planning, provided that any such payments or recharacterization or reclassification of such payment amounts shall not cause the Company to suffer any direct negative tax or earnings consequences.

     g)   CHANGE OF CONTROL.   In this Paragraph 5(g), "Change of Control" means
          either of the following events:

          i) the sale of all or substantially all of the assets of the Company or Premis (a) to a person who is not affiliated or associated with the Company or Premis, as the case may be, or (b) to a person who is not affiliated or associated with any shareholder of the Company or Premis, as the case may be, who, together with all affiliates and associates of such shareholder, holds at the date hereof more than 50% of the issued common shares of the Company or Premis, as the case may be; or

          ii) any transaction whereby any person, together with affiliates and associates of such person, or any group of persons acting in concert, acquires more than 50% of the issued common shares of the Company or Premis, or any transaction as a result of which common shares constituting more than 50% in the aggregate of the issued common shares of the Company or Premis cease to be held by persons who are shareholders of the Company or Premis, as the case may be, as at the date hereof, or by affiliates or associates of such present shareholders;

               (for the purposes of this definition, whether persons are affiliated or associated shall be determined in accordance with the definitions of "affiliate" and "associate" in the provisions of the BUSINESS CORPORATIONS Act (Ontario), as such provisions may be amended, supplemented or replaced from time to time);

               Upon the occurrence of any Change of Control, unless such Change of Control is expressly agreed to in writing by the Executive, the Executive's employment, at the sole and exclusive option of the Executive, shall be deemed to be terminated on a without cause basis and the provisions of paragraph 5(d) shall apply as of the date of the occurrence of the event constituting a Change of Control.

6. OPTIONS, WARRANTS, RIGHTS, ETC. Provided that the common stock of Premis shall not have been listed on NASDAQ within 90 days from the Closing Date, then on the termination of the Executive's employment with the Company, if the Executive holds any securities convertible into or exchangeable for securities or shares of the Company or Premis or any affiliates thereof or any options, rights, warrants or other entitlements for the purchase or acquisition of shares of the Company or Premis or any affiliates thereof (all such convertible or exchangeable securities, options, rights, warrants and other entitlements being collectively referred to as "Rights"), regardless of whether such Rights may then be exercisable, all such Rights shall then be deemed to be available for exercise, notwithstanding any provisions of any resolution, by-law, agreement, contract or instrument pertaining to or evidencing the Rights to the contrary, and, if the Executive so elects by notice in writing to the Company or Premis, as the case may be, such Rights shall be deemed to have been exercised at the price provided for in such Rights and the Executive shall be deemed to have immediately sold the securities arising from such exercise to the Company for the fair market value thereof (which in the event of dispute shall be determined at the Company's expense by a valuator satisfactory to both the Company and the Executive and such determination shall be final and binding) and the Company shall pay to the Executive, in the manner and at the time contemplated by paragraph 5(d), the difference between the aggregate conversion or exercise price for such securities and their deemed acquisition price to the Company or Premis, as the case may be.

7. KEY-MAN LIFE INSURANCE PROCEEDS. The Company agrees and covenants to maintain the two million dollar key-man life insurance policy insuring the life of the Executive or, in the alternative, Premis shall maintain in force a comparable policy providing the same protection for the Executive, provided the Executive shall have approved, in writing such substituted policy, which approval shall not be unreasonably withheld. On the death of the Executive, the Company shall make the proceeds of such insurance policy available to Premis and Premis shall use such proceeds to repurchase the shares of the Company or Premis owned by the Executive. Where the shares of the Company or Premis owned by the Executive have a value less than Two Million dollars, any excess insurance proceeds, over and above the proceeds utilized for the repurchase of securities owned by the Executive in the Company or Premis shall be paid to the estate of the Executive without set off or deduction. The price of the securities of the Company or Premis to be repurchased pursuant to this paragraph shall be the greater of:.

     a) the average bid price of such securities over the 30 day period immediately preceding the Executive's death, where such securities are traded on a recognized North American securities exchange, quoted by the National Market System of the National Association of Securities Dealers, Inc. or are traded in the over-the-counter market, and

     b) the fair market value, not taking into account any minority discount or discount for lack of marketability, of the securities to be repurchased as of the date immediately preceding the Executive's death, to be determined by a qualified business valuator, who shall be selected, retained and advised by the Company and the Executive's personal representative or executor of the Executive's estate jointly, but shall be paid for exclusively by the Company.

     Provided that where the common stock of Premis has been listed on NASDAQ within 90 days from the Closing Date then paragraph 7(b) shall not be applicable with respect to determining the price of the securities of the Company and/or Premis to be repurchased pursuant to this Section 7.

8. NO REDUCTION IN BENEFITS. The monies and other consideration payable under this Agreement shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

9. DEDUCTIONS AND WITHHOLDINGS. All payments made to the Executive and or his heirs as applicable hereunder shall be subject to withholdings on account of all statutory and other required deductions including, without limitation, deductions on account of income tax, Canada Pension Plan, unemployment insurance, and voluntary deductions authorized in writing by the Executive.

10. ARBITRATION. If any dispute or controversy shall occur between the parties hereto relating to the interpretation or implementation of any of the provisions of this agreement, such dispute shall be resolved by arbitration. Such arbitration shall be conducted by a single arbitrator.
      The arbitrator shall be appointed by agreement between the parties or, in default of agreement, each party shall be entitled to appoint an initial arbitrator (the "Initial Arbitrators") and the Initial Arbitrators shall forthwith select an independent third party to act as the sole arbitrator pursuant to this clause. In the event the Initial Arbitrators are unable to agree on an arbitrator then such arbitrator shall be appointed by a Judge of the Ontario Court (General Division) sitting in the Judicial District of Toronto Region, upon the application of any of the said parties, provided that such Judge shall not himself be entitled to act as arbitrator. The arbitration shall be held in the Municipality of Metropolitan Toronto. The procedure to be followed shall be agreed by the parties or, in default of agreement, determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the ARBITRATIONS ACT (Ontario). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. It is further agreed that such arbitration shall be a condition precedent to the commencement of any action at law, provided however, that neither party shall be prohibited from applying for relief from a court of competent jurisdiction in the event of an alleged breach of any of the provisions of Sections 2, 3 or 5 of this Agreement. The decision arrived at by the board of arbitration, howsoever constituted, shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

11.  MISCELLANEOUS.

     a)   NOTICES.   Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telecopy or telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

          To the Company:     Ref Retail Systems Corporation
                              c/o Premis Corporation
                              15301 Highway 55 West
                              Plymouth, MN 55447
                              Attention:  F.T. Biermeier
                              Telephone:  612-550-1999
                              Facsimile:   612-550-2999

          To the Executive:   Ted Anderson
                              384 Amberlee Court
                              Newmarket, Ontario
                              L3X 1E8
                              Telephone:  (905) 898-6481

          or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

     b) SEVERABILILY. If any provision including any section or subsection of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and all remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

     c) ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to the employment of the Executive by the Company or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no further force and effect.

     d) COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

     e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and permitted assigns, and shall not be assignable without the prior written consent of the parties hereto, provided:

          i) that the Company shall be entitled to assign this Agreement on the condition that the assignee undertakes, in form and substance satisfactory to counsel for the Executive to be bound by all of the terms and conditions contained in this Agreement; and

          ii) that Premis and the Company execute acknowledgments and any other documents requested by counsel for the Executive, confirming that each of Premis and the Company remains fully obligated and liable for all of the terms and conditions contained in this Agreement and that such assignment does not in any way relieve either of Premis or the Company of any of their obligations under this Agreement; and further provided that where the Company has been discontinued or is otherwise inactive, the Executive shall not require the Company to execute an acknowledgment pursuant to this clause 11(e)(ii) where the assignee has net assets equal to or greater than the net assets of the Company at the date of such assignment.

     f)   AMENDMENTS.   No amendments or other modifications to this Agreement
          may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

     g) CHOICE OF LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario, Canada (excluding any conflicts of laws rule or principle that might refer such interpretation to the laws of another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

     h) CANADIAN DOLLARS. All dollar amounts under this Agreement are in Canadian Dollars.

12. GUARANTEE. Premis (hereinafter in this Section 12 also referred to as the "Guarantor") acknowledges that as the shareholder of the Company, Premis will derive an indirect benefit from the Executive's employment with the Company. Premis, in consideration for the indirect benefit received by Premis as set out in this Section, hereby guarantees all of the obligations of the Company to the Executive. The Guarantor by executing this Agreement hereby unconditionally guarantees the performance by the Company of all of the Company's financial obligations contained herein as if such Guarantor was itself the Company, including but not limited to all financial obligations such as Base Salary, Bonus or termination payments owed to the Executive by the Company pursuant to this Agreement. The Executive shall not be required to exhaust his remedies against the Company prior to making a demand on the Guarantor under this guarantee.

13. EXPENSE DEDUCTIBILITY. All of the salary and benefits provided for in paragraphs 2, 3 and 4 above shall be provided by the Company to the extent that such benefits are deductible, in whole or in part, as business expenses of the Company under applicable tax laws and regulations or are characterized as taxable benefits to the Executive.

14.  COVENANTS.

     a) NONSOLICITATION AND NONCOMPETITION. The Executive agrees that for a period of two (2) years following termination of the Executive's employment with the Company (whether by Company or by Executive) and whether termination is voluntary or involuntary, all of the covenants and agreements of the Executive made in that certain Undertaking of the Executive, in the form of Exhibit C-2 to that certain Stock Purchase Agreement between Premis Corporation, as Buyer and the Executive and others, as Sellers, shall be binding upon the Executive as if incorporated in full in this Agreement.

     b) NO INTEREST IN VENTURES. If, during his employment with the Company, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its Affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary or other compensation to be paid to the Executive during his employment by the Company.

     c)   DISCLOSURES AND ASSIGNMENT.   The Executive shall promptly disclose
          in writing to Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during his employment with the Company, whether or not during regular working hours, relating to any phase of the business of the Company or its Affiliates as conducted at such time (hereinafter referred to as

          "Developments"). The Executive hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company and all of the Executive's right, title and interest in and to any and all of such Developments.

     IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date first written above.



SIGNED, SEALED AND DELIVERED )
In the Presence of           )
                             )
                             )
                             )
- ---------------------------  )  ------------------------------------- l/s
Witness                      )  Ted Anderson
                             )
                             )
- ---------------------------  )  ------------------------------------- l/s
Witness                         F. T. Biermeier


                                REF RETAIL SYSTEMS CORPORATION


                                By:
                                   --------------------------------- c/s
                                   Authorized Signing Officer


                                PREMIS CORPORATION

                                By:
                                   --------------------------------- c/s
                                   Authorized Signing Officer